Fresh Del Monte Produce Inc. Reports Second Quarter Earnings for Fiscal 2025
Net sales rose 4% and gross profit increased 6% year-over-year, with gross margin expanding 30 basis points to 10.2%, driven by strong seasonal execution

Sales grew across both the fresh and value-added products and banana business segments, with gross profit gains driven by specialty pineapple varieties and fresh-cut fruit offerings

Balance sheet remained strong, supported by robust cash flow and low debt levels

CORAL GABLES, FL. - July 30, 2025 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the second quarter ended June 27, 2025.

“Fresh Del Monte’s second quarter 2025 results reflect the strength of a strategy rooted in consistency, discipline, and long-term vision. Sales growth was fueled by continued demand for our core products, including our proprietary pineapple varieties, and strong momentum across our fresh-cut business—an area where we’re seeing encouraging progress and expanding margins,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and CEO. “Our global leadership in proprietary pineapple varieties is the result of decades of innovation and investment—a commitment that now drives our momentum across the fresh and value-added products segment and beyond. These results affirm the power of focus and execution, as well as the long-term advantage created by differentiated offerings. We remain committed to building on this foundation and creating sustained value for our shareholders.”

Financial highlights for the second quarter 2025:

Net sales for the second quarter of 2025 were $1,182.5 million compared with $1,139.7 million in the prior-year period. The increase in net sales was primarily driven by higher net sales in the Company's fresh and value-added products and banana segments due to higher per unit selling prices and the favorable impact of fluctuations in exchange rates, primarily related to the Euro, Japanese yen and British pound. The increase in net sales also reflects tariff-related price adjustments in North America.

Gross profit for the second quarter of 2025 was $120.1 million compared with $113.2 million in the prior-year period. The increase in gross profit for the quarter was primarily driven by higher net sales in the Company's fresh and value-added products segment, partially offset by higher per unit production and procurement costs, as well as higher distribution costs, including the impact of tariff-related charges in North America. Gross margin for the second quarter of 2025 increased to 10.2% compared with 9.9% in the prior-year period.

Adjusted gross profit(1) for the second quarter of 2025 was $120.1 million compared with $114.4 million in the prior-year period. Adjusted gross profit for the second quarter of 2024 included $1.2 million of other product-related charges, primarily related to shipment disruptions in the Red Sea and clean-up costs associated with the flooding of a seasonal production facility in Greece during 2023. No other product-related charges were recorded during the second quarter of 2025.

Operating income for the second quarter of 2025 was $68.3 million compared with $68.2 million in the prior-year period. The increase in operating income was primarily driven by higher gross profit, partially offset by a lower gain on disposal of property, plant and equipment, net, in the current year period.

Adjusted operating income(1) for the second quarter of 2025 was $68.8 million compared with $64.5 million in the prior-year period. Adjusted operating income for the second quarter of 2025 excluded an impairment charge related to a leased farm in Chile. In the prior-year period, Adjusted operating income, primarily excluded

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the above mentioned other product related charges, a $3.4 million gain on asset sale of a European warehouse and $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America during 2023, partially offset by impairment charges of banana-related fixed assets in the Philippines.

Other (income) expense, net, for the second quarter of 2025 was a gain of $6.2 million compared with a gain of $2.3 million in the prior-year period. The change was primarily due to equity earnings from unconsolidated companies within the food and nutrition sector.

FDP net income(2) for the second quarter of 2025 was $56.8 million compared with $53.6 million in the prior-year period and Adjusted FDP net income(1) was $59.1 million compared with $50.9 million in the prior-year period. Adjusted FDP net income for both periods excludes the above-mentioned adjustments and the tax effects of non-GAAP adjustments.

Second Quarter 2025 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 27, 2025					June 28, 2024
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$722.6	61%	$84.9	71%	11.7%	$694.1	61%	$77.9	69%	11.2%
Banana	410.0	35%	30.0	25%	7.3%	394.3	35%	29.8	26%	7.6%
Other products and services	49.9	4%	5.2	4%	10.4%	51.3	4%	5.5	5%	10.7%
	$1,182.5	100%	$120.1	100%	10.2%	$1,139.7	100%	$113.2	100%	9.9%

	Six months ended
	June 27, 2025					June 28, 2024
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$1,405.7	62%	$154.1	73%	11.0%	$1,370.8	61%	$133.9	69%	9.8%
Banana	773.7	34%	46.8	22%	6.0%	773.8	34%	51.5	26%	6.7%
Other products and services	101.4	4%	11.3	5%	11.1%	102.9	5%	10.0	5%	9.7%
	$2,280.8	100%	$212.2	100%	9.3%	$2,247.5	100%	$195.4	100%	8.7%
(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.

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Second Quarter 2025 Business Segment Performance
Fresh and Value-Added Products

Net sales for the second quarter of 2025 were $722.6 million compared with $694.1 million in the prior-year period. The increase in net sales was primarily a result of higher per unit selling prices in the Company's pineapple product line, higher sales volume and per unit selling prices in it's fresh-cut fruit product line due to strong market demand, the favorable impact of fluctuations in exchange rates, primarily related to the British pound, Euro and Japanese yen, and tariff-related price adjustments in North America. The increase was partially offset by lower net sales in the Company's fresh-cut vegetable and vegetable product lines due to strategic operational reductions during the fourth quarter of 2024, which included the sale of certain assets of Fresh Leaf Farms.

Gross profit for the second quarter of 2025 was $84.9 million compared with $77.9 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales, partially offset by higher per unit production and procurement costs, as well as increased distribution costs, including the impact of tariff-related charges in North America. Gross margin increased to 11.7% compared with 11.2% in the prior-year period.
Banana

Net sales for the second quarter of 2025 were $410.0 million compared with $394.3 million in the prior-year period. The increase in net sales was primarily driven by higher per unit selling prices across all of the Company's regions, combined with the favorable impact of fluctuations in exchange rates, primarily related to the Euro, and tariff-related price adjustments in North America. Sales volume increased in the Middle East, reflecting a recovery from the prior-year shipment disruptions caused by the Red Sea conflict. These gains were partially offset by lower sales volume in Asia and North America.

Gross profit for the second quarter of 2025 was $30.0 million compared with $29.8 million in the prior-year period. The slight increase in gross profit reflects the benefit of higher net sales, partially offset by higher per unit production and procurement costs resulting from adverse weather conditions in the Company's growing regions and higher distribution costs, including the impact of tariff-related charges in North America. Gross margin decreased to 7.3% compared with 7.6% in the prior-year period.
Other Products and Services

Net sales for the second quarter of 2025 were $49.9 million, compared with $51.3 million in the prior-year period. The decrease in net sales was primarily due to lower net sales in the Company's poultry and meats business due to lower per unit selling prices.

Gross profit for the second quarter of 2025 was $5.2 million compared with $5.5 million in the prior-year period. The decrease in gross profit was primarily a result of lower net sales in the Company's poultry and meats business. Gross margin decreased to 10.4% compared with 10.7% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first six months of 2025 was $159.2 million compared with $143.7 million in the prior-year period. The increase in net cash provided by operating activities was primarily attributable to higher net income and working capital fluctuations, mainly driven by higher levels of accounts payable and accrued expenses, as a result of the timing of period end payments to suppliers. The increase was partially offset by higher levels of inventory when compared to the prior-year period.

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Long Term Debt
Long-term debt decreased to $201.0 million at the end of the second quarter of 2025, an $84 million or 29% reduction from $285.0 million at the end of the second quarter of 2024.
Quarterly Cash Dividend

On July 29, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on September 5, 2025, to shareholders of record on August 13, 2025.

Share Repurchase Program

During the second quarter of 2025, the Company did not repurchase shares as part of the $150.0 million share repurchase program. As of June 27, 2025, $142.4 million remained available under the current plan.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Statement of Operations:	June 27, 2025	June 28, 2024	June 27, 2025	June 28, 2024
Net sales	$1,182.5	$1,139.7	$2,280.8	$2,247.5
Cost of products sold	1,062.4	1,025.3	2,068.6	2,051.9
Other product-related charges	—	1.2	—	0.2
Gross profit	120.1	113.2	212.2	195.4
Selling, general and administrative expenses	51.3	49.9	99.3	100.5
Gain on disposal of property, plant and equipment, net	0.1	3.6	0.9	18.3
Asset impairment and other charges (credits), net	0.6	(1.3)	0.6	1.0
Operating income	68.3	68.2	113.2	112.2
Interest expense, net	3.0	4.9	6.3	9.8
Other (income) expense, net	(6.2)	(2.3)	(3.4)	5.4
Income before income taxes	71.5	65.6	110.3	97.0
Income tax provision	14.1	12.3	21.0	17.6
Net income	57.4	53.3	89.3	79.4
Less: Net income (loss) attributable to noncontrolling interests	0.6	(0.3)	1.4	(0.3)
Net income attributable to Fresh Del Monte Produce Inc.	$56.8	$53.6	$87.9	$79.7
Earnings per share(1):
Basic	$1.19	$1.12	$1.83	$1.67
Diluted	$1.18	$1.12	$1.82	$1.66
Dividends declared per ordinary share	$0.30	$0.25	$0.60	$0.50
Weighted average number of ordinary shares:
Basic	47,953,982	47,919,451	47,955,160	47,814,403
Diluted	48,172,414	47,975,217	48,220,517	47,939,568
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 27, 2025	December 27, 2024
Assets
Current assets:
Cash and cash equivalents	$85.5	$32.6
Trade accounts receivable, net	439.9	393.2
Other accounts receivable, net	67.9	78.0
Inventories, net	552.2	595.3
Assets held for sale	11.8	9.5
Prepaid expenses and other current assets	25.0	24.3
Total current assets	1,182.3	1,132.9

Investments in and advances to unconsolidated companies	54.1	39.9
Property, plant and equipment, net	1,180.7	1,191.6
Operating lease right-of-use assets	189.7	186.1
Goodwill	397.2	396.3
Intangible assets, net	33.2	33.2
Deferred income taxes	51.5	47.5
Other noncurrent assets	76.2	68.7
Total assets	$3,164.9	$3,096.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$503.0	$476.0
Current maturities of debt and finance leases	1.6	1.5
Current maturities of operating leases	36.8	38.6
Income taxes and other taxes payable	26.3	17.0
Total current liabilities	567.7	533.1

Long-term debt and finance leases	205.2	248.9
Retirement benefits	84.9	83.1
Deferred income taxes	72.8	75.2
Operating leases, less current maturities	128.2	122.3
Other noncurrent liabilities	27.8	26.8
Total liabilities	1,086.6	1,089.4
Commitments and contingencies
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	608.0	605.0
Retained earnings	1,488.7	1,435.4
Accumulated other comprehensive loss	(36.8)	(50.4)
Total Fresh Del Monte Produce Inc. shareholders' equity	2,060.4	1,990.5
Noncontrolling interests	17.9	16.3
Total shareholders' equity	2,078.3	2,006.8
Total liabilities and shareholders' equity	$3,164.9	$3,096.2

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 27, 2025	June 28, 2024
Operating activities:
Net income	$89.3	$79.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36.9	39.7
Amortization of debt issuance costs	0.2	0.3
Asset impairments	0.6	0.7
Share-based compensation expense	4.9	2.8
Change in uncertain tax positions	(0.8)	(1.5)
Deferred income taxes	(6.6)	3.3
Gain on disposal of property, plant and equipment and subsidiary	(0.9)	(18.3)
Income from equity method investments	(7.8)	(3.4)
Other, net	(1.3)	3.8
Changes in operating assets and liabilities
Receivables	(24.1)	(21.9)
Inventories	49.7	60.4
Prepaid expenses and other current assets	1.9	(0.3)
Accounts payable and accrued expenses	22.3	3.7
Other assets and liabilities	(5.1)	(5.0)
Net cash provided by operating activities	159.2	143.7

Investing activities:
Capital expenditures	(21.6)	(20.7)
Proceeds from sales of property, plant and equipment	3.5	21.1
Insurance proceeds received for damage to property, plant and equipment, net	—	5.7
Investments in and advances to unconsolidated companies	(7.5)	(4.5)
Other investing activities	1.2	—
Net cash (used in) provided by investing activities	(24.4)	1.6

Financing activities:
Proceeds from debt	269.8	127.0
Payments on debt	(312.9)	(242.0)
Share-based awards settled in cash for taxes	(0.9)	(0.9)
Dividends paid	(28.8)	(23.9)
Repurchase and retirement of ordinary shares	(7.6)	—
Payment of deferred financing costs	—	(2.2)
Other financing activities	(0.8)	(2.3)
Net cash used in financing activities	(81.2)	(144.3)
Effect of exchange rate changes on cash	(0.7)	3.0
Net increase in cash and cash equivalents	52.9	4.0
Cash and cash equivalents, beginning	32.6	33.8
Cash and cash equivalents, ending	$85.5	$37.8
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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to asset impairment and other charges (credits), net, gain on disposal of property, plant and equipment, net and other product-related (credits) charges. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for asset impairment and other charges (credits), net, gain on disposal of property, plant and equipment, net, and other product-related (credits) charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	June 27, 2025				June 28, 2024
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$120.1	$68.3	$56.8	$1.18	$113.2	$68.2	$53.6	$1.12
Adjustments:
Other product-related charges (1)	—	—	—	—	1.2	1.2	1.2	0.03
Asset impairment and other charges (credits), net (2)	—	0.6	0.6	0.01	—	(1.3)	(1.3)	(0.03)
Gain on disposal of property, plant and equipment, net (3)	—	(0.1)	(0.1)	—	—	(3.6)	(3.6)	(0.08)
Tax effects of all adjustments (4)	—	—	1.8	0.04	—	—	1.0	0.02
As adjusted	$120.1	$68.8	$59.1	$1.23	$114.4	$64.5	$50.9	$1.06

	Six months ended
	June 27, 2025				June 28, 2024
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$212.2	$113.2	$87.9	$1.82	$195.4	$112.2	$79.7	$1.66
Adjustments:
Other product-related charges (1)	—	—	—	—	0.2	0.2	0.2	—
Asset impairment and other charges (credits), net (2)	—	0.6	0.6	0.01	—	1.0	1.0	0.02
Gain on disposal of property, plant and equipment, net (3)	—	(0.9)	(0.9)	(0.02)	—	(18.3)	(18.3)	(0.38)
Tax effects of all adjustments (5)	—	—	1.8	0.04	—	—	4.3	0.09
As adjusted	$212.2	$112.9	$89.4	$1.85	$195.6	$95.1	$66.9	$1.39

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 27, 2025				June 28, 2024
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$84.9	$30.0	$5.2	$120.1	$77.9	$29.8	$5.5	$113.2
Adjustments:
Other product-related charges (1)	—	—	—	—	1.2	—	—	1.2
Adjusted gross profit	$84.9	$30.0	$5.2	$120.1	$79.1	$29.8	$5.5	$114.4

Net Sales	$722.6	$410.0	$49.9	$1,182.5	$694.1	$394.3	$51.3	$1,139.7
Gross margin (a)	11.7%	7.3%	10.4%	10.2%	11.2%	7.6%	10.7%	9.9%
Adjusted gross margin (b)	11.7%	7.3%	10.4%	10.2%	11.4%	7.6%	10.7%	10.0%

	Six months ended
	June 27, 2025				June 28, 2024
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$154.1	$46.8	$11.3	$212.2	$133.9	$51.5	$10.0	$195.4
Adjustments:
Other product-related charges (1)	—	—	—	—	0.2	—	—	0.2
Adjusted Gross profit	$154.1	$46.8	$11.3	$212.2	$134.1	$51.5	$10.0	$195.6

Net Sales	$1,405.7	$773.7	$101.4	$2,280.8	$1,370.8	$773.8	$102.9	$2,247.5
Gross margin (a)	11.0%	6.0%	11.1%	9.3%	9.8%	6.7%	9.7%	8.7%
Adjusted Gross margin (b)	11.0%	6.0%	11.1%	9.3%	9.8%	6.7%	9.7%	8.7%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of net sales.

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Fresh Del Monte Produce Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Six months ended
	June 27, 2025	June 28, 2024	June 27, 2025	June 28, 2024
Net income attributable to Fresh Del Monte Produce Inc.	$56.8	$53.6	$87.9	$79.7
Interest expense, net	3.0	4.9	6.3	9.8
Income tax provision	14.1	12.3	21.0	17.6
Depreciation & amortization	18.4	19.7	36.9	39.7
Share-based compensation expense	2.6	2.2	4.9	2.8
EBITDA	$94.9	$92.7	$157.0	$149.6

Adjustments:
Other product-related charges (1)	—	1.2	—	0.2
Asset impairment and other charges (credits), net (2)	0.6	(1.3)	0.6	1.0
Gain on disposal of property, plant and equipment, net (3)	(0.1)	(3.6)	(0.9)	(18.3)
Adjusted EBITDA	$95.4	$89.0	$156.7	$132.5

Net sales	$1,182.5	$1,139.7	$2,280.8	$2,247.5
Net income margin (a)	4.8%	4.7%	3.9%	3.5%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin (b)	8.0%	8.1%	6.9%	6.7%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (c)	8.1%	7.8%	6.9%	5.9%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended June 28, 2024, primarily consisted of $0.5 million related to shipment disruptions in the Red Sea and $0.5 million in clean-up costs associated with the flooding of a seasonal production facility in Greece during the third quarter of 2023. For the six months ended June 28, 2024, other product-related charges also consisted of $2.2 million of insurance recoveries associated with the production facility flooding in Greece, partially offset by $1.2 million of severance charges from the outsourcing of certain functions within our fresh and value-added operations.

(2)Asset impairment and other charges (credits), net for the quarter and six months ended June 27, 2025, primarily consisted of impairment charges of $0.6 million related to a leased grape farm in Chile. Asset impairment and other charges, net for the quarter ended June 28, 2024, primarily consisted of $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America during the fourth quarter of 2023, partially offset by impairment charges of banana-related fixed assets in the Philippines. For the six months ended June 28, 2024, asset impairment and other charges (credits), net also included $1.8 million of legal settlement charges and $0.5 million of reserves related to a contingency matter arising from our third-party logistics operations (refer to the Form 10-Q for the quarter ended June 27, 2025, for further information on these matters).

(3)Gain on disposal of property, plant and equipment, net for the six months ended June 27, 2025, primarily consisted of a $0.8 million gain from the sale of idle land in Guatemala. Gain on disposal of property, plant and equipment, net for the quarter ended June 28, 2024, primarily consisted of a $3.4 million gain from the sale of a warehouse in Europe. For the six months ended June 28, 2024, gain on disposal of property, plant and equipment, net also included a $14.7 million gain from the sale of two idle facilities in South America.

(4)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. The quarter and six months ended June 27, 2025 include a $1.8 million charge related to a $20.5 million gain on the 2023 sale of two distribution centers and related assets in Saudi Arabia.

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Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the second quarter 2025 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods Corporation II Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN® brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024, Fresh Del Monte Produce was ranked as one of "American's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

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Fresh Del Monte Produce Inc.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including: the Company’s focus on high-margin, value-added products; our ability to streamline operations and the impact that may have on our profitability and future growth; our ability to generate value for shareholders, including through focusing on its strengths in pineapple, fresh-cut fruit, avocados and value-added products; our ongoing commitment to future growth, operational excellence and meeting evolving customer and consumer demands; our expectations regarding our pineapple varieties and related innovations, and our ability to expand production and meet the ongoing demand; our expectations regarding customer growth and the expansion and diversification of our product offerings; our expectations regarding our fresh-cut facilities; our expectations regarding our avocado and avocado-related products, as well as our ability to meet the growing demand from key customers and further drive innovation; our ability to strengthen our leadership, and the impact that may have on our business; the impact of recent and future weather-related events on our business, and our ability to recover insurance proceeds, if any, to cover any damage or expenses; our expectations for the tax rate; our commitment to maintaining a prudent capital structure and creating long-term value for shareholders; our expected capital expenditures in 2025; our expected segment results for the full year; our expected net sales and gross margin for the fresh and value-added segment; the impact of any strategic initiative to improve gross margin, including consolidating facilities, expanding fresh-cut facilities, managing product and procurement costs and expanding market presence and our anticipated sales volume regarding our banana segment, any supply and shipping challenges that we may encounter. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, including costs of raw materials, packaging materials, labor, energy, fuel and transportation, (ii) the Company’s ability to successfully execute on its strategic growth plans, including the use of AI, biofertilizers and other technology to effectively manage costs and pricing, (iii) the outcome and anticipated timing of strategic alternatives with respect to the Mann Packing operation, and any impact on our business and results of operations, (iv) the impact of tariffs, reciprocal and retaliatory tariffs, (v) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (vi) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (vii) the impact of ongoing conflict in the Middle East on supply chain logistics and other disruptions in the Company's supply chain, (viii) trends and other factors affecting consumer preferences or consumer, including customers’ reception of our new product offerings and innovation, (ix) factors outside the Company’s control that impact its and other growers’ crop quality and yields, such as severe weather conditions, crop disease, disruptions or issues that impact its production facilities or complex logistics network, and the availability of sufficient labor during peak growing and harvesting seasons, (x) competitive pressures and the Company’s ability to realize the full benefits of the inflation driven price increases implemented, (xi) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xiii) damage to our reputation or brand names or negative publicity about our products, (xiv) the Company’s ability to successfully manage the risks associated with international operations, (xv) the impact of severe weather conditions and natural disasters, such as flooding, hurricanes, earthquakes, and (xvi) the adequacy of insurance coverage. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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